EXHIBIT 10 (ii)
THIRD AMENDMENT TO
HASBRO, INC. RETIREMENT PLAN FOR DIRECTORS
     The Hasbro, Inc. Retirement Plan for Directors, as amended (the “Retirement Plan”) is hereby further amended effective as of the date set forth below as follows.
     1. Section 1.4 of the Retirement Plan, which defines “Change in Control” for purposes of the Retirement Plan, is deleted and replaced in its entirety with the following:
     “1.4 Change in Control. “Change in Control” for the purposes of the Retirement Plan is defined as follows:
     (A) With respect to any eligible Director whose Retirement Date occurred prior to January 1, 2005, “Change in Control” shall be as defined in the Hasbro, Inc. Non-Qualified Stock Option Plan, as such plan was in effect on the Effective Date of the Retirement Plan; and
     (B) With respect to all other eligible Directors, “Change in Control” shall be defined as any event that is both (i) a “Change in Control” as defined in the Hasbro, Inc. Non-Qualified Stock Option Plan, as such plan was in effect on the Effective Date of the Retirement Plan, and (ii) a “change in control” of the Company within the meaning of Treas. Reg. §1.409A-3(i)(5).”
     2. Section 1.12 of the Retirement Plan, which defines “Retirement Date” for purposes of the Retirement Plan, is deleted and replaced in its entirety with the following:
     “1.12 Retirement Date. “Retirement Date” means the date on which a Director retires from the Board, provided such retirement also constitutes a “separation from service” within the meaning of Treas. Reg. §1.409A-1(h). In the event that a Director retires from the Board, but such retirement does not constitute a “separation from service”, then the Director’s Retirement Date will be the first date following such retirement from the Board that does constitute a “separation from service” for the Director within the meaning of Treas. Reg. §1.409A-1(h).”
     3. Section 1.13 of the Retirement Plan, which defines “Retired Director” for purposes of the Retirement Plan, is deleted and replaced in its entirety with the following:

     “1.12 Retired Director. “Retired Director” means a Director who has retired from the Board, provided such retirement is a “separation from service” within the meaning of Treas. Reg. §1.409A-1(h). In the event that a Director has retired from the Board, but such retirement does not constitute a “separation from service”, then the Director will be considered a Retired Director effective upon the subsequent date that such Director does have a “separation of service” within the meaning of Treas. Reg. §1.409A-1(h).
     4. Section 6.1 of the Retirement Plan is amended by adding at the end thereof the following:
     “The Plan is intended to be construed and applied consistent with the objective of complying with the requirements of Section 409A of the Internal Revenue Code to the extent such requirements are applicable.”
     5. A new Section 7.2 is added to the Retirement Plan as follows:
     “7.2 Continuation of Agreement. With respect only to Directors whose Retirement Dates have not occurred prior to January 1, 2005, in the event that circumstances transpire which would constitute a Change in Control under the definition in Section 1.4(A) of the Retirement Plan, but not under Section 1.4(B), then, the Director will continue to receive benefits under the Retirement Plan following such events, and any successor to the Company will be required to assume the obligations to such Director under the Retirement Plan.”
     IN WITNESS WHEREOF, this Third Amendment to the Retirement Plan has been adopted effective as of this 3rd day of October, 2007.

HASBRO, INC.

By:	/s/ Barry Nagler
Name:	Barry Nagler
Title:	Senior Vice President and General Counsel